Exhibit 10.4

Execution Version

AMENDED AND RESTATED TERM EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED TERM EMPLOYMENT AGREEMENT (THIS “AGREEMENT”) IS ENTERED INTO AS OF APRIL 2, 2024 BY AND AMONG ENDEAVOR GROUP HOLDINGS, INC., A DELAWARE CORPORATION (“EGH”) (OR SUCH AFFILIATE THEREOF WHICH MAY EMPLOY EMPLOYEE FROM TIME TO TIME SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT AND WHICH DULY EXECUTES THIS AGREEMENT, “EMPLOYER”), WILDCAT EGH HOLDCO, L.P., A DELAWARE LIMITED PARTNERSHIP (“EGH HOLDCO”), WILDCAT OPCO HOLDCO, L.P. (“OPCO HOLDCO”), A DELAWARE LIMITED PARTNERSHIP (TOGETHER WITH EGH HOLDCO, “BUYER”), MARK SHAPIRO, AN INDIVIDUAL (“EMPLOYEE”), AND SOLELY FOR THE PURPOSES OF SUBSECTION 4.10(c) AND SECTIONS 9, 13, AND 14 HEREOF, WILLIAM MORRIS ENDEAVOR ENTERTAINMENT, LLC, A DELAWARE LIMITED LIABILITY COMPANY (“WME”).

RECITALS

A.

Employee is currently providing services to the Employer Group (as defined in Subsection 9.3 below) pursuant to the terms and conditions of that certain Term Employment Agreement, entered into on April 19, 2021, by and between EGH, Endeavor Operating Company, LLC (“EOC”) and Employee, as amended on February 26, 2024 and April 2, 2024 (the “Prior Agreement”).

B.

Employee acknowledges and agrees that many aspects of the business and affairs of the Employer Group are confidential and that Employee will have continued access to Confidential Information (as defined in Subsection 7.1 below).

C.

Employee acknowledges and agrees that the services to be rendered by Employee under this Agreement are of a special, unique, unusual, extraordinary and intellectual character which gives such services peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

D.

EGH Holdco, OpCo Holdco, Wildcat PubCo Merger Sub, Inc., Wildcat OpCo Merger Sub, L.L.C., Wildcat Manager Merger Sub, L.L.C., Endeavor Executive Holdco, LLC, Endeavor Executive II Holdco, LLC, Endeavor Executive PIU Holdco, LLC, EGH, Endeavor Manager, LLC and EOC entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, modified, waived or supplemented from time to time in accordance with the terms thereof, the “Merger Agreement”).

E.

The parties hereto desire to amend and restate the Prior Agreement in its entirety and memorialize the terms of the continued employment of Employee by Employer on the terms and conditions set forth herein.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and in consideration of and as a condition to the continued employment of Employee by Employer, the parties hereto agree as follows:

1. Effectiveness.

This Agreement shall be effective as of the Effective Time (as defined in the Merger Agreement) (the “Effective Date”). This Agreement shall be void and of no force or effect if the Closing (as defined in the Merger Agreement) does not occur for any reason.

2. Position and Duties.

2.1 During the Term, Employer hereby agrees to employ Employee as President of the Employer Group, subject to the terms, conditions and provisions of this Agreement. As a material term of this Agreement, Employee shall be the sole President of the Employer Group and shall report directly to Ariel Emanuel as Chief Executive Officer of the Employer Group (“CEO”). Employee accepts such continued employment and agrees to render services as provided herein, all of which services shall be performed conscientiously and to the fullest extent of Employee’s ability. Employee shall devote substantially all of Employee’s business time to the Employer Group during the Term (as defined in Subsection 4.1 below); except nothing in this Agreement shall preclude Employee from serving as a member of the board of directors of any charitable, educational, religious, public interest or public service organization (but not as a member of the board of directors of a “for-profit” entity not part of the Employer Group unless approved by Employer or set forth on Exhibit A hereto), in each instance not inconsistent with the business practices and policies of Employer, or from devoting reasonable periods of time to the activities of the aforementioned organizations, unless such activities interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder to the Employer Group. Notwithstanding the foregoing or any other provision herein, nothing in this Agreement shall prohibit Employee from continuing to serve in the board, advisory and ownership positions he maintains as of the date hereof listed on Exhibit A hereto (subject to the terms thereof); provided, that, except as otherwise set forth on Exhibit A, Employee shall not serve in any other such position unless prior approval is obtained from Employer. Notwithstanding anything to the contrary in this Subsection 2.1 or this Agreement, the parties (a) acknowledge that Employee also serves as President and Chief Operating Officer of TKO Group Holdings, Inc. (“TKO”), pursuant to a Term Employment Agreement effective on or about January 21, 2024, and (b) agree that Employee’s services for TKO are expressly authorized by Employer and do not constitute a violation of the Employment Agreement or any other agreements entered into in connection with the Merger Agreement.

2.2 Employee’s principal work location shall be the Employer’s offices in New York, New York.

2.3 During the Term, Employee shall be permitted to retain his full-time administrative assistant(s), which assistant(s) shall be on the Employer’s payroll and eligible to participate in all group health insurance benefit plans, group life insurance benefit plans, qualified defined contribution retirement plans, annual vacation plans, and other welfare benefit plans and programs that are made available to other employees of the Employer Group; provided, that such administrative assistant(s) shall be remunerated at a rate commensurate with similarly situated administrative assistants of Employer.

3. Compensation.

3.1 During the Term, Employer agrees to pay and Employee agrees to accept a salary at an annual rate of $7,000,000 (the “Base Salary”), pro-rated for any partial calendar year, if applicable. The Base Salary shall be payable in accordance with Employer’s customary procedures and practices commencing on the first payroll date following the Effective Date.

3.2 In addition to the Base Salary, for services provided in 2024 and in each subsequent year during the Term, Employer shall pay to Employee a guaranteed annual cash bonus (the “Guaranteed Bonus”) in an amount equal to $15,000,000 per annum; provided, that, with respect to 2024, the Guaranteed Bonus shall be calculated by adding (i) a pro rata portion of $3,000,000, based on the portion of 2024 from January 1, 2024 through April 1, 2024, plus (ii) a pro rata portion of $15,000,000, based on the portion of 2024 from April 2, 2024 through December 31, 2024; provided further that for avoidance of doubt no 2024 Guaranteed Bonus shall be due under this Subsection 3.2 if Employee already has received a 2024 Guaranteed Bonus pursuant to the terms of Section 3.2 of his Prior Agreement. Payment of the Guaranteed Bonus shall be made at such time as Employer customarily pays annual bonuses to its senior executives but in no event later than March 15th of the year following the year to which such Guaranteed Bonus relates. Except as set forth in Section 4, the Guaranteed Bonus shall be payable to Employee only if he is employed in good standing with Employer as of the payment date of such Guaranteed Bonus.

3.3 No later than the second payroll date following the Effective Time, Employer shall pay to Employee a one-time cash transaction bonus, subject to Employee’s continued employment with the Employer Group through the Closing (the “Transaction Bonus”). The amount of the Transaction Bonus shall be $15,000,000, less the amount of any Guaranteed Bonus previously paid to Employee for the year in which the Closing occurs, in accordance with Subsection 3.2, above and/or any Guaranteed Bonus paid to Employee in accordance with Section 3.2 of the Prior Agreement (the “Closing Year Bonus”). To the extent the Transaction Bonus is paid prior to payment of the Closing Year Bonus, Employee agrees that the Transaction Bonus shall be in lieu of any such Closing Year Bonus that may have become payable to Employee.

3.4 Retention Bonus

(a) Pursuant to the terms of the Prior Agreement, Employee acknowledges that Employee received a retention bonus in the amount of $10,000,000 (the “Retention Bonus”).

(b) In the event (i) Employee’s employment with Employer is terminated on or before December 31, 2024, by Employee without Good Reason or by Employer for Cause or (ii) Employee’s employment is terminated on or before December 31, 2024 for any other reason and Employee subsequently breaches any of Section 7 or 8 of this Agreement (collectively, the “Specified Covenants”), then within sixty (60) days following such termination of employment under clause (i) or breach under clause (ii), Employee shall repay Employer a portion of the Retention Bonus equal to the product obtained by multiplying (x) the amount of the Retention Bonus (less amounts withheld for taxes) by (y) the quotient obtained by dividing (A) the number of days from such termination of employment through and including December 31, 2024 by (B) 306 (i.e., the number of days in the 10 months from March through December 2024) (such portion, the “Repayment Amount”). Employer and/or its affiliate(s) may, without duplication, offset all or any portion of Employee’s Repayment Amount against any wages, equity proceeds, if any, and/or any other payments remaining due but not yet paid to Employee at the time, to the extent permitted by law and to the extent such offset would not violate or result in the imposition of tax under Section 409A (as defined in Subsection 11.1 below). Except as set forth in clause (ii) above, the foregoing repayment obligation upon a termination shall not apply to a termination by Employee for Good Reason, a termination by Employer without Cause, or a termination due to death or Disability; provided that, in the event Employee’s employment with Employer is terminated on or before December 31, 2024, by Employee for Good Reason or by Employer without Cause, such repayment obligation will not apply if and only if (1) Employee executes and delivers a release of claims in the form attached hereto as Exhibit B (the “Mutual Release”) within sixty (60) days after the date of termination of Employee’s employment and does not revoke the Mutual Release with seven (7) days after signing it, and (2) Employee complies with the Specified Covenants and, to the extent Employee fails to execute (or subsequently revokes) the Mutual Release or breaches the Specified Covenants, Employee will be required to repay the Repayment Amount in accordance with this Subsection 3.4.

3.5 Asset Sale Bonus.

(a) Employee shall be eligible to receive a cash bonus upon the completion of certain qualifying Asset Sales (as defined in Subsection 4.10(d) below), as further described below (the “Asset Sale Bonus”). The amount of the Asset Sale Bonus earned and payable to Employee in connection with any such qualifying Asset Sale(s) shall be determined as follows:

(i)

Upon the completion of an Asset Sale following April 2, 2024, where the total cumulative consideration for all Reference Assets sold (including the consideration for Reference Assets sold in connection with any prior Asset Sale), equals or exceeds $1,000,000,000 for the first time (the “First Qualifying Asset Sale”), the Asset Sale Bonus shall equal $20,000,000. In no event may Employee earn more than one Asset Sale Bonus under this Subsection 3.5(a)(i), including, for the avoidance of doubt, if any Asset Sale Bonus was received in respect of the First Qualifying Asset Sale pursuant to the Prior Agreement.

(ii)

Following the First Qualifying Asset Sale, upon the completion of the next Asset Sale where the total cumulative consideration for all Reference Assets sold (including the consideration for Reference Assets sold in connection with the First Qualifying Asset Sale and/or with any other prior Asset Sale), equals or exceeds $2,000,000,000 for the first time (the “Second Qualifying Asset Sale”), Employee shall receive an additional Asset Sale Bonus equal to $20,000,000. In no event may Employee earn more than one Asset Sale Bonus under this Subsection 3.5(a)(ii), including, for the avoidance of doubt, if any Asset Sale Bonus was received in respect of the Second Qualifying Asset Sale pursuant to the Prior Agreement.

(iii)

Following the Second Qualifying Asset Sale, upon the completion of the next Asset Sale where the total cumulative consideration for all Reference Assets sold (including the consideration for Reference Assets sold in connection with the First Qualifying Asset Sale, Second Qualifying Asset Sale, and/or any other prior Asset Sale) equals or exceeds $3,000,000,000 for the first time (the “Third Qualifying Asset Sale”), Employee shall receive an additional Asset Sale Bonus equal to $20,000,000. In no event may Employee earn more than one Asset Sale Bonus under this Subsection 3.5(a)(iii), including, for the avoidance of doubt, if any Asset Sale Bonus was received in respect of the Third Qualifying Asset Sale pursuant to the Prior Agreement.

(iv)

Notwithstanding anything in Subsection 3.5(a)(i) through Subsection 3.5(a)(iii) to the contrary, when all (but not less than all) of the remaining Reference Assets are sold in connection with an Asset Sale, then the Asset Sale Bonus payable in connection with such Asset Sale shall be $100,000,000, less the amount of any Asset Sale Bonus previously paid (if any) under the Prior Agreement, Subsection 3.5(a)(i), Subsection 3.5(a)(ii) and Subsection 3.5(a)(iii). In no event shall the aggregate amount of Asset Sale Bonuses paid under this Agreement together with any Asset Sale Bonuses paid under the Prior Agreement exceed $100,000,000 in the aggregate.

(b) Any earned Asset Sale Bonus shall be paid no later than 75 days following the completion of the applicable Asset Sale; provided, however, that if Employee resigns without Good Reason in accordance with Subsection 4.5 hereof (or gives notice of a resignation without Good Reason), in each case, prior to the consummation of an Asset Sale, no Asset Sale Bonus will be payable with respect to such Asset Sale unless (a) a transaction that would constitute an Asset Sale, if consummated, is in process, as determined by the Board in good faith, at the time of such termination of employment or (b) subsequent to such termination, Employee is otherwise engaged in the Asset Sale process in a manner agreed to by Employee and the Employer; provided further that if Employee’s employment is terminated by the Employer without Cause (as defined in the second to last sentence of this Subsection 3.5(b)) or Employee resigns for Good Reason prior to the payment of the full

Asset Sale Bonus, Employee shall be entitled to compensation in the amount of the foregone Asset Sale Bonus. Solely for purposes of this Subsection 3.5(b), “Cause” shall have the same meaning as set forth in Section 4.4 below, but, with respect to subclauses (g), (h) and (i) thereof, shall, in each case, be qualified to include at the end of each such subclause “that has or could reasonably be expected to have a material adverse effect on the Employer Group”. As a condition to payment of the Asset Sale Bonus, Employee shall have first executed and delivered the Mutual Release within sixty (60) days following Employer’s request therefor (and shall not have revoked the Mutual Release within seven (7) days of signing it).

3.6 Equity Awards.

(a) Employee will receive a new equity award in connection with the Transaction representing 1% of the issued and outstanding equity interests of EGH, calculated on a fully-diluted basis. The equity award will be paid in a mix of options (or economically-equivalent equity interests) and restricted stock units and will be subject to vesting and other terms to be mutually agreed by the parties.

(b) Following the Effective Time, WME is expected to implement a new management equity plan with an annual liquidity program for eligible WME employees and service providers. Employee will be eligible to participate in any such liquidity program with respect to his equity interests in the Employer Group (including his Rollover Equity Interests) on terms to be mutually agreed by the parties.

(c) As of the Effective Time, by virtue of the Company Merger (as defined in the Merger Agreement) and without any action by Employee, the outstanding and unvested restricted stock units and option awards granted in respect of each of calendar years 2021 and 2022 shall vest in full and be entitled to receive the consideration set forth in Section 3.06 of the Merger Agreement.

4. Term; Termination.

4.1 Term. Employer and Employee acknowledge and agree that the employment of Employee under this Agreement is for a term beginning on the Effective Date and, subject to earlier termination in accordance with this Section 4, ending on the fourth (4th) anniversary of the Effective Date (the “Term”).

4.2 Termination Following Expiration of the Term. In the event that Employee’s employment hereunder terminates following the expiration of the Term (other than due to Employer Non-Renewal (as defined in Subsection 4.9(c) below) in accordance with Subsection 4.9, or as a result of an Asset Sale Bonus Termination (as defined in Subsection 4.10(a) below) in accordance with Subsection 4.10, Employee shall only be entitled to receive hereunder (a) accrued and unpaid Base Salary through the date of termination of employment, (b) notwithstanding anything herein or in any bonus or incentive agreement, arrangement, plan, policy or program to the contrary, the aggregate amount of any unpaid Guaranteed Bonuses, if applicable, for any completed fiscal year preceding the fiscal year in which such termination of employment occurs, (c) notwithstanding anything herein or in any bonus or incentive agreement, arrangement, plan, policy or program to the contrary, other than upon termination by the Employer for Cause (as defined in Subsection 4.4 below), the Guaranteed Bonus in respect of the last year of the Term (to the extent unpaid prior to such termination of employment), multiplied by a fraction, the numerator of which is the number of days that Employee was employed during the last year of the Term and the denominator of which is 365 or 366, as applicable, (d) reimbursement, within thirty (30) days following submission by Employee to Employer of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Employee in accordance with Employer’s policy prior to the date of Employee’s termination of employment; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to Employer within ninety (90) days following the date of Employee’s termination of employment, and (e) all amounts and benefits then or thereafter due to Employee under Subsection 3.5 above, and the applicable terms of any other applicable plan, program, award, agreement or arrangement (including any equity or equity-based plan, program, award, agreement or arrangement) of any member of the Employer Group in accordance with the terms and conditions of any such plan, program, award, agreement or arrangement. Such amount in clause 4.2(a) above shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment (or as otherwise required by applicable law) and the amounts in clauses 4.2(b) and (c) above shall be paid at such time as annual bonuses in respect of the applicable year are otherwise paid to similarly situated senior executives, but in no event later than March 15th of the year following the year to which such Guaranteed Bonus relates. In the event Employee’s employment hereunder is terminated for any reason after the expiration of the Term, Employee shall be deemed to have resigned from all positions held with the Employer Group as of the date of such termination of employment and Employee will take such actions as reasonably requested by the Employer Group to effect such termination.

4.3 In the event that Employee shall, for any reason, continue to render services to the Employer Group after the expiration of the Term, and shall not have resigned or been terminated due to an Employer Non-Renewal or Asset Sale Bonus Termination following the expiration of the Term in accordance with Subsections 4.9 or 4.10, Employee shall be deemed an “at-will” employee whose employment may be terminated by either Employer or Employee at any time and for any reason and (b) Employee shall in no event be entitled to the Severance Payments (defined in Subsection 4.7 below), Post-Term Continuation Payments (defined in Subsection 4.9(a) below) or Asset Sale Bonus following any such termination (except as set forth in Subsection 3.5(b)), but, notwithstanding anything herein or in any bonus or incentive agreement, arrangement, plan, policy or program to the contrary, other than upon termination by the Employer for Cause, Employee shall remain entitled to receive the aggregate amount of any unpaid Guaranteed Bonuses, if applicable, for any completed fiscal year preceding the expiration of the Term, payable at such time as annual bonuses are otherwise paid to similarly situated senior executives, but in no event later than March 15th of the year following the year to which such Guaranteed Bonus relates.

4.4 Employer may terminate the Term and Employee’s employment hereunder for Disability. “Disability” means (a) Employee’s incompetence, as determined and declared by a court of competent jurisdiction or (b) it is determined by Employee’s treating physician or health care professional that Employee is physically or mentally incapacitated such that he is incapable of rendering services to the Employer Group for a period of ninety (90) consecutive days or for an aggregate of one hundred and twenty (120) days in any period of three hundred and sixty five (365) consecutive days. In addition, Employer may also terminate the Term and Employee’s employment hereunder with or without Cause. “Cause” shall mean Employee’s (a) conduct constituting embezzlement, fraud, or material misappropriation, whether or not related to Employee’s employment with Employer; (b) conduct constituting a felony, whether or not related to Employee’s employment with Employer; (c) conviction or indictment of a financial crime, material act of dishonesty or material unethical business conduct; (d) unauthorized disclosure or use of Confidential Information or material breach of Section 8 (Intellectual Property) of this Agreement, in each case that results in material harm to the Employer Group; (e) material breach of any restrictive covenant with any member of the Employer Group, which, for the avoidance of doubt, (i) as of the date hereof, includes the Applicable Restrictive Covenants (as defined below) and (ii) will not be more restrictive than any Applicable Restrictive Covenant; (f) material breach of any other material obligation under this Agreement; (g) material violation of Employer’s written policies that is detrimental to the best interests of the Employer Group; (h) use of alcohol or drugs that materially interferes with the performance of Employee’s duties; or (i) conduct that brings Employee or the Employer Group into public disrepute, scandal, contempt or ridicule that shocks, insults or offends a substantial portion or group of the community or reflects unfavorably on Employee or the Employer Group. Notwithstanding the foregoing, termination by Employer for Cause shall not be effective until and unless Employee has been given written notice of particular acts or circumstances which are the basis for the termination for Cause, Employee is thereafter given thirty (30) days to cure (other than with respect to clauses (b) or (c) of the preceding sentence) the omission or conduct that is the basis of such claim if such omission or conduct is reasonably capable of being cured (it being understood that any errors in expense reimbursement may be cured by repayment).

4.5 Employee may tender notice of his resignation hereunder with or without Good Reason at any time during the Term; provided, however, that, in the event that Employee provides notice of his resignation for Good Reason, Employer shall have five (5) days from the date of such notice to instead notify Employee of its intent to terminate Employee for Cause, which termination shall take effect as of the date of such notification or, if applicable, following the expiration of the thirty (30) day cure period set forth in Subsection 4.4 above. Before resigning for Good Reason, Employee shall notify Employer in writing within ninety (90) days after the occurrence of any event giving rise to Good Reason. If Employer shall not have cured such event or events giving rise to Good Reason within thirty (30) days after receipt of written notice from Employee, Employee may terminate employment for Good Reason by delivering a resignation letter to Employer within five (5) business days following such thirty-day cure period and such resignation shall be effective upon receipt of such resignation letter; provided, that if Employee has not delivered such resignation letter to Employer within such five-business day period, Employee waives the right to terminate employment for Good Reason for the reasons set forth in the applicable written notice. “Good Reason” shall mean, without Employee’s written consent, (a) the material breach by Employer of any material obligation under this Agreement (including, but not limited to, the obligations under Section 2 above (including, for the avoidance of doubt, Employee ceasing to report directly to Ariel Emanuel as CEO), and (b) any failure of Employer to pay or provide the compensation provided for in Section 3 above. Employee shall notify Employer in writing at least thirty (30) days before resigning without Good Reason, whereupon the Employer may, in its absolute discretion, relieve Employee of his responsibilities pending the effectiveness of resignation.

4.6 Termination on Account of Death or Disability. In the event that the Term and Employee’s employment hereunder terminates as a result of Employee’s death or is terminated by Employer due to Employee’s Disability prior to the fourth anniversary of the Effective Date, Employee (or Employee’s estate, as applicable) shall only be entitled to receive (a) accrued and unpaid Base Salary through the date of termination of employment, (b) an amount equal to the Guaranteed Bonus for the year in which the termination of employment occurs multiplied by a fraction, the numerator of which is the number of days that have elapsed from the commencement of the year in which such termination occurs through the date of such termination and the denominator of which is 365 or 366, as applicable, (c) notwithstanding anything herein or in any bonus or incentive agreement, arrangement, plan, policy or program to the contrary, the payment by Employer of the aggregate amount of unpaid Guaranteed Bonuses, if applicable, in respect of any completed fiscal year preceding the fiscal year in which the termination of employment occurs, (d) reimbursement, within thirty (30) days following submission by Employee (or Employee’s estate, as applicable) to Employer of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Employee in accordance with Employer’s policy prior to the date of Employee’s termination of employment; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to Employer within ninety (90) days following the date of Employee’s termination of employment, and (e) all amounts and benefits then or thereafter due to Employee (or Employee’s estate, as applicable) under Subsection 3.5 above (if any) and under the applicable terms of any other applicable plan, program, award, agreement or arrangement (including any equity or equity-based plan, program award, agreement or arrangement) of any member of the Employer Group in accordance with the terms and conditions of any such plan, program, award, agreement or arrangement. Such amount in clause 4.6(a) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment (or as otherwise required by applicable law) and the amounts in clauses 4.6(b) and (c) shall be paid at such time as annual bonuses are otherwise paid to similarly situated senior executives, but in no event later than March 15th of the year following the year to which such Guaranteed Bonus relates. In the event the Term and Employee’s employment hereunder is terminated by Employer on account of Disability or of his death, Employee shall be deemed to have resigned from all positions held with the Employer Group effective as of the date of such termination of employment.

4.7 Termination Without Cause or for Good Reason. In the event that the Term and Employee’s employment hereunder is terminated by Employer without Cause or by Employee for Good Reason, in each case, prior to the fourth anniversary of the Effective Date, Employee shall be entitled to receive (a) accrued and unpaid Base Salary through the date of termination of employment, (b) notwithstanding anything herein or in any bonus or incentive agreement, arrangement, plan, policy or program to the contrary, the payment by Employer of the aggregate amount of unpaid Guaranteed

Bonuses, if applicable, in respect of any completed fiscal year preceding the fiscal year in which the termination of employment occurs, (c) an amount equal to the Guaranteed Bonus for each calendar year commencing with the year in which the date of termination occurs (including the portion of such calendar year preceding the date of termination, to the extent not already paid) and ending on the later of (i) the end of the Term or (ii) the end of the twenty-four (24) month period immediately following Employee’s termination of employment (the “Bonus Severance” and such period, the “Continuation Period”) (prorated for any partial year), payable at such time as Employer customarily pays annual bonuses to its senior executives but in no event later than March 15th, of the year following the year to which such Guaranteed Bonus relates as if Employee had remained employed through the payment date of such Guaranteed Bonus, (d) reimbursement, within thirty (30) days following submission by Employee to Employer of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Employee in accordance with Employer’s policy prior to the date of Employee’s termination of employment; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to Employer within ninety (90) days following the date of Employee’s termination of employment, (e) all amounts and benefits then or thereafter due to Employee under the applicable terms of any other applicable plan, program, award, agreement or arrangement (including any equity or equity-based plan, program, award, agreement or arrangement) of any member of the Employer Group in accordance with the terms and conditions of any such plan, program, award, agreement or arrangement, and (f) payment of an amount equal to the Base Salary, payable by Employer as if Employee had remained employed through the Continuation Period (the “Salary Severance,” and collectively with the Bonus Severance, the “Severance Payments”). Such amount in clause 4.7(a) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment (or as otherwise required by applicable law) and the amounts in clauses 4.7(b) and (c) will be paid at such time as annual bonuses are otherwise paid to similarly situated senior executives, but in no event later than March 15th of the year of following the year to which such Guaranteed Bonus relates. In order to receive the Severance Payments, Employee must first execute and deliver the Mutual Release within sixty (60) days after the date of termination of Employee’s employment (such 60-day period, the “Release Period”), and must not revoke the Mutual Release within seven (7) days of signing it (the “Revocation Period”). Employer will also execute the Mutual Release within ten (10) days of receiving it, and return an executed original to Employee. The Salary Severance shall be paid ratably in monthly installments over the twenty-four-(24-) month period following such termination of employment with the first such installment to be paid no later than the date on which Employee has executed (and not timely revoked) the Mutual Release (the “Severance Commencement Date”) (which installment shall include any installment of the Salary Severance that would have otherwise been paid to Employee prior to such date absent the requirement to execute the Mutual Release assuming for these purposes that installments are paid on the day of each month that corresponds to the date of termination) and the remaining installments to be paid during the remaining portion of such 24-month period on the day that corresponds to the date of termination with the final installment to be paid on the first anniversary of such termination date; provided, that, if the Release Period together with the Revocation Period spans across two calendar years, the Bonus

Severance will be paid and the first installment of the Salary Severance will commence, in each case, on the first business day of the second calendar year if such date is later than the date on which such payment would otherwise have been made pursuant to this Subsection 4.7 absent this proviso and the first installment of the Salary Severance shall include any installment of the Salary Severance that would have otherwise been paid to Employee prior to such date absent this proviso (with any remaining installments paid on the day of each month that corresponds to the date of termination). Notwithstanding anything to the contrary, the Severance Payments shall immediately cease in the event that a duly appointed arbitrator determines that Employee has materially breached any of the covenants set forth in Sections 7 or 8 of this Agreement or any other Applicable Restrictive Covenant. In the event of any termination of the Term and Employee’s employment hereunder by Employer without Cause or by Employee for Good Reason, Employee shall be deemed to have resigned from all positions held with the Employer Group as of the date of such termination of employment and Employee will take such actions as reasonably requested by the Employer Group to effect such termination.

4.8 Termination for Cause or without Good Reason. In the event that the Term and Employee’s employment hereunder is terminated by Employer for Cause or by Employee without Good Reason, prior to the fourth anniversary of the Effective Date, then Employer shall have no further obligations to Employee under this Agreement, other than (a) accrued and unpaid Base Salary through the date of termination of employment, (b) reimbursement, within thirty (30) days following submission by Employee to Employer of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Employee in accordance with Employer’s policy prior to the date of Employee’s termination of employment; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to Employer within ninety (90) days following the date of Employee’s termination of employment, (c) any Asset Sale Bonus which becomes due and payable to Employee (if any) in accordance with the terms and conditions set forth in Subsection 3.5, (d) all amounts and benefits then or thereafter due to Employee the applicable terms of any other applicable plan, program, award, agreement or arrangement (including any equity or equity-based plan, program, award, agreement or arrangement) of any member of the Employer Group in accordance with the terms and conditions of any such plan, program, award, agreement or arrangement, and (e) notwithstanding anything herein or in any bonus or incentive agreement, arrangement, plan, policy or program to the contrary, the payment by Employer of the aggregate amount of unpaid Guaranteed Bonuses, if applicable, in respect of any completed fiscal year preceding the fiscal year in which the termination of employment occurs. Such amount in clause 4.8(a) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment (or as otherwise required by applicable law) and the amounts in clause 4.8(d) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination other than with respect to any Guaranteed Bonus in respect of the year immediately prior to the year in which the termination occurs, which Guaranteed Bonus will be paid at such time as annual bonuses are otherwise paid to similarly situated senior executives, but in no event later than March 15th of the year of termination, or as otherwise required by applicable law. In the event of any termination of the Term and Employee’s employment hereunder by Employer for Cause or by Employee without Good Reason, Employee shall be deemed to have resigned from all positions held with the Employer Group effective as of the date of such termination of employment and Employee will take such actions as reasonably requested by the Employer Group to effect such termination.

4.9 Termination due to Employer Non-Renewal.

(a) Upon an Employer Non-Renewal, Employee shall be entitled to receive (i) accrued and unpaid Base Salary through the date of termination, and any unpaid Guaranteed Bonus for any completed fiscal year prior to the year of termination, but not yet paid as of the date of termination of employment, which shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment (or as otherwise required by applicable law) or, if sooner, payable at such time as Employer pays annual bonuses to its senior executives with respect to such fiscal year (but in no event later than March 15th of the year following the year to which such Guaranteed Bonus relates), (ii) an amount equal to the Guaranteed Bonus for each calendar year during the period commencing with the year in which the date of termination occurs (including the portion of such calendar year preceding the date of termination, to the extent not already paid) and ending on the end of the twenty-four (24) month period immediately following Employee’s termination of employment (the “Post-Term Bonus Severance” and such period, the “Post-Term Continuation Period”) (prorated for any partial year at the end of the Post-Term Continuation Period), payable at the same time as annual bonuses in respect of the applicable year are otherwise paid to similarly situated senior executives, but in no event later than March 15th of the year following the year to which such Guaranteed Bonus relates, (iii) continued payment of the Base Salary in effect as of the end of the Term as if Employee had remained employed through the Post-Term Continuation Period (the “Post-Term Salary Severance”, and together with the Post-Term Bonus Severance, the “Post-Term Continuation Payments”), and (iv) all amounts and benefits then or thereafter due to Employee under Subsection 3.5 above and under the applicable terms of any other applicable plan, program, award, agreement or arrangement (including any equity or equity-based plan, program, award, agreement or arrangement) of any member of the Employer Group in accordance with the terms and conditions of any such plan, program, award, agreement or arrangement.

(b) Notwithstanding anything in this Agreement to the contrary, the Post-Term Continuation Payments, if applicable, shall immediately cease in the event that Employee breaches any of the covenants set forth in Sections 7 or 8 of this Agreement. In order to receive the Post-Term Continuation Payments, if applicable, Employee must first execute and deliver a Mutual Release (and not revoke the release within the revocation period contained therein or required by applicable law) within the Release Period. The Post-Term Salary Severance shall be paid ratably in monthly installments over the twenty-four-(24-) month period following such termination of employment with the first such installment to be paid no later than the Severance Commencement Date (which installment shall include any installment of the Post-Term Salary Severance that would have otherwise been paid to Employee prior to such date absent the requirement to execute the Mutual Release assuming for these purposes that installments are paid on the day of each month that corresponds to the date of termination) and the remaining installments to be paid during the remaining portion of such 24-month period on the day that corresponds to the date of termination with the final installment to be paid on the first anniversary of such termination date; provided, that, if the Release Period spans two calendar years, then the first installment of the Post-Term Salary Severance (which installment shall include any installment of the Post-Term Salary Severance that would have been paid to Employee prior to such date absent this proviso) will be paid on the first business day of the second calendar year if such date is later than the date on which such installment would otherwise have been paid pursuant to this Subsection 4.9 absent this proviso. In the event of any termination of Employee’s employment under this Subsection 4.9, Employee shall resign from all positions held with the Employer Group. For the avoidance of doubt, except as set forth in Subsection 4.2, this Subsection 4.9 and Subsection 4.10, Employee shall not be entitled to any severance payments or benefits hereunder upon any termination of employment following the fourth anniversary of the Effective Date.

(c) An “Employer Non-Renewal” shall mean the occurrence of both of the following: (i) the Employer’s failure to furnish a bona fide offer of employment prior to the fourth anniversary of the Effective Date, which provides for annual cash compensation opportunities that are substantially comparable, in the aggregate, to the annual cash compensation opportunities Employee receives during the Term (excluding from such comparison, for the avoidance of doubt, the Asset Sale Bonus) at any time prior to the fourth anniversary of the Effective Date, and (ii) the termination of Employee’s employment by Employer without Cause or by Employee for any reason during within the thirty (30) day period following the fourth anniversary of the Effective Date (provided that, at the time of such termination, events or circumstances that could constitute Cause (without regard for any cure periods) do not exist with respect to Employee, and Employee has continued to comply with all Applicable Restrictive Covenants). For the avoidance of doubt, in no event shall an Employer Non-Renewal be deemed to be a termination with or without Cause or with or without Good Reason for purposes of this Section 4 (other than Subsection 4.9(a) and this Subsection 4.9(c)).

4.10 Termination Pursuant to Payment of the Asset Sale Bonus.

(a) Upon payment of the Asset Sale Bonus related to an Asset Sale which results in the sale of all the Reference Assets, Employee’s employment with the Employer Group and this Agreement shall automatically terminate (an “Asset Sale Termination”) (other than the provisions that expressly survive termination, as set forth in Section 23). Following an Asset Sale Bonus Termination, no member of the Employer Group (other than WME) shall have any liability or obligations to Employee under this Agreement (other than payment of the amounts set forth in this Section 4.10 and payment of the amount of the Asset Sale Bonus payable in connection with such Asset Sale pursuant to and subject to the terms of this Agreement).

(b) In addition to the amount payable under Subsection 4.10(a), upon an Asset Sale Bonus Termination, Employee shall be entitled to receive (i) accrued and unpaid Base Salary through the date of termination of employment, (ii) an amount equal to the Guaranteed Bonus for the year in which the termination of employment occurs multiplied by a fraction, the numerator of which is the number of days that have elapsed from the commencement of the year in which such termination of employment occurs through the date of such termination of employment and the denominator of which is 365 or 366, as applicable, (iii) notwithstanding anything herein or in any bonus or incentive agreement, arrangement, plan, policy or program to the contrary, the payment by Employer of the aggregate amount of unpaid Guaranteed Bonuses, if applicable, in respect of any completed fiscal year preceding the fiscal year in which the termination of employment occurs, (iv) all amounts and benefits then or thereafter due to Employee under the applicable terms of any other applicable plan, program, award, agreement or arrangement (including any equity or equity-based plan, program, award, agreement or arrangement) of any member of the Employer Group in accordance with the terms and conditions of any such plan, program, award, agreement or arrangement, and (v) reimbursement, within thirty (30) days following submission by Employee to Employer of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Employee in accordance with Employer’s policy prior to the date of Employee’s termination of employment; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to Employer within sixty (60) days following Employee’s receipt of notice that the Asset Sale Bonus will be paid. As a condition to payment of the amounts set forth in clauses 4.10(b)(ii) and (iii) above (together with the Asset Sale Bonus, the “Asset Sale Bonus Payments”), Employee shall have first executed and delivered the Mutual Release within sixty (60) days following Employer’s request therefor (and shall not have revoked the Mutual Release within seven (7) days of signing it). The amount in clause 4.10(b)(i) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment (or as otherwise required by applicable law) and the amounts in clauses 4.10(b)(ii) and (iii) shall be paid at such time as annual bonuses are otherwise paid to similarly situated senior executives, but in no event later than March 15th of the year following the year to which such Guaranteed Bonus relates. In the event the Term and Employee’s employment hereunder is terminated as a result of an Asset Sale Bonus Termination, Employee shall be deemed to have resigned from all positions held with the Employer Group as of the date of such termination of employment (except as otherwise set forth in Subsection 4.10(c)) and Employee will take such actions as reasonably requested by the Employer Group to effect such termination.

(c) Unless otherwise agreed to by Employee and WME, upon an Asset Sale Bonus Termination, Employee shall (1) be appointed as a managing partner and sole President of WME, (2) report directly to Ariel Emanuel for so long as Ariel Emanuel is employed by WME (and directly to the WME Board of Managers (or other top governance body of WME) after the termination of Ariel Emanuel’s employment), and (3) such employment shall be at-will.

(i)

In connection with such position, WME shall pay Employee an annual base salary equal to $5,000,000 (“WME Base Salary”) and Employee shall have the opportunity to earn an annual cash bonus in respect of each year during the term of Employee’s employment with WME, with a target amount of $5,000,000 and a guaranteed minimum annual bonus amount of $2,000,000, (the “WME Annual Bonus”), provided that the WME Base Salary and WME Annual Bonus (if any) for the year in which such employment commences (including, for the sake of clarity, the guaranteed annual bonus amount) shall be prorated based on the number of days Employee was employed by WME or another member of the Employer Group during such year. Payment of such annual cash bonus shall be made at such time as WME customarily pays annual bonuses to its senior executives but in no event later than March 15th of the year following the year to which such annual cash bonus relates. WME shall be solely responsible for the obligations set forth in this Subsection 4.10(c).

(ii)

In the event of a Qualified WME Termination, Employee shall be entitled to receive: (A) any accrued, but unpaid WME Base Salary through the date of termination, payable in a lump sum within thirty (30) days after the date of Employee’s termination of employment (or as otherwise required by applicable law) (“Accrued WME Base Salary”), (B) any earned WME Annual Bonus for any completed fiscal year prior to the year of termination that was not yet paid as of the date of termination of employment, payable at such time as WME customarily pays annual bonuses to its senior executives but in no event later than March 15th of the year following the year to which such WME Annual Bonus relates (“Prior Year WME Bonus”), and (C) an amount equal to one (1) times the sum of Employee’s then-current (x) WME Base Salary and (y) target WME Annual Bonus, payable in substantially equal installments pursuant to WME’s regular payroll practices over 12 months following the date of such Qualified WME Termination (commencing following the date the WME Release (as defined below) becomes effective pursuant to its terms).

(iii)

Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Subsection 4.10(c)(ii) (other than the WME Accrued Base Salary and Prior Year WME Bonus) (collectively, the “WME Severance Benefits”) is contingent upon (A) Employee’s execution, delivery to WME, and non-revocation of a release of claims, substantially in the form of the Mutual Release attached to the Prior Agreement, mutatis mutandis (“WME Release of Claims”) (and the expiration of any revocation period contained in such WME Release of Claims) within sixty (60) days following the date of Employee’s Qualified WME Termination (the “WME Release Execution Period”), and (B) continued compliance with any Applicable Restrictive Covenant. No portion of the WME Severance Benefits shall be paid until Employee has executed (and not timely revoked) the WME Release of Claims and all such amounts shall commence to be paid on the first regular payroll date of WME after Employee has executed (and not timely revoked) the WME Release of Claims (which installment shall include any installment of the Severance Benefits that would have otherwise been paid to Employee prior to such date absent the requirement to execute the WME Release of Claims assuming for these purposes that installments are paid on the day of each month that corresponds to the date of termination); provided, that, if the WME Release Execution Period overlaps two calendar years, the first payment shall not be made sooner than the first day of the second year, and shall include any missed payments. For the sake of clarity, if Employee’s employment with WME is terminated for any other reason other than a Qualified WME Termination, Employee shall not be entitled to any severance payments or benefits in connection with such termination (other than any Accrued WME Base Salary).

(d) Employee acknowledges and agrees that all decisions regarding the operations of the Employer Group, including any acquisitions and dispositions, will reside with the controlling owner, except as may be delegated to management to operate in accordance with an annual budget and business plan.

(e) For purposes of this Subsection 4.10, the below definitions shall apply.

(i)

“Affiliate” means, with respect to any entity, any other person or entity that directly or indirectly controls, is controlled by or is under common control with such entity. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(ii)	“Asset Sale” means the sale or disposition (in one or a series of transactions) of all or a portion of the Reference Assets on or after April 2, 2024.

(iii)

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto. References to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successors thereto.

(iv)

“Qualified WME Termination” means a termination by WME (or a subsidiary thereof) without Cause or due to Employee’s resignation for Good Reason; provided that if Employee is employed by another member of the Employer Group or any of their respective Affiliates (excluding TKO Group Holdings, Inc. or any of its Subsidiaries at the time of such termination by WME) (collectively, the “Affiliated Group”), then such termination by WME shall not constitute a “Qualified WME Termination” for purposes hereunder.

(v)

“Reference Assets” means the operating businesses and the other assets directly or indirectly owned by the Employer Group as of the Effective Time; provided, that in no event shall WME, TKO Group Holdings, Inc. (together with its Subsidiaries (as defined in the Merger Agreement), “TKO”), and their respective Subsidiaries and other assets that are primarily related to or necessary for the operation of the businesses of WME, TKO or their respective Subsidiaries constitute Reference Assets.

5. Other Benefits.

During the Term and Employee’s employment with the Employer Group, Employee shall be eligible to participate in all group health insurance benefit plans, group life insurance benefit plans, qualified defined contribution retirement plans, annual vacation plans, other welfare benefit plans and programs (excluding any severance plans), fringe benefit plans and programs and perquisites that are made available to other senior executives of the Employer Group (other than any such fringe benefit plans and programs and perquisites that are made available exclusively to the Chief Executive Officer and the Executive Chairman of Employer).

6. Employer Expense Reimbursement.

During the Term and Employee’s employment by Employer, Employee will be reimbursed in accordance with Employer’s policy in effect from time to time for travel, entertainment and other expenses reasonably incurred in the performance of Employee’s duties and responsibilities hereunder; provided, that to the extent not already provided in such policy, (a) Employee shall have reasonable access to the private aircraft available to EGH (when available) for business travel purposes, and when not using the private aircraft available to EGH, travel first class or charter aircraft for business travel purposes and obtain reimbursement for all such travel and (b) Employee shall be entitled to reimbursement for his commuting expenses and for all business-related travel (including appropriate car service, train, and/or subway, but excluding air travel (which is addressed solely in Section 6(a)), subject to applicable tax withholdings; and provided, further, that, in each case, Employee provides Employer with proper substantiation of such travel, entertainment and other expenses. Any such reimbursements shall be paid no later than March 15th following the calendar year in which the related expense is incurred.

7. Confidential Information.

7.1 Employee agrees that Employee will not at any time, whether during or subsequent to Employee’s employment by the Employer Group, either directly or indirectly, use or divulge, disclose or communicate to any person, firm or corporation, other than in the course of performing Employee’s duties to the Employer Group, any confidential and proprietary information and trade secrets of the Employer Group, including, without limitation, client and customer information, pricing information, financial plans, business plans, business concepts, supplier information, know-how and intellectual property and materials related thereto (the “Confidential Information”), whether heretofore or hereafter obtained by Employee while in the employ of the Employer Group. Upon leaving the employ of the Employer Group, Employee will not take or use, without the prior written consent of Employer, any memoranda, notes (whether or not prepared by Employee during the course of Employee’s employment with the Employer Group), lists, schedules, forms or other documents, papers or records of any kind (including, but not limited to, computerized or other records and documents in digital form or otherwise), relating to the Employer Group’s businesses or clients or any reproduction, summary or abstract thereof (including by means of discs or any other medium), all of which Employee acknowledges are the exclusive property of the Employer Group; provided that Employee shall be entitled to retain and utilize any such material solely relating to this Agreement, his rights hereunder, and his equity interests or equity based awards in any member of the Employer Group. Employee hereby agrees to surrender to Employer upon request at any time after the termination of Employee’s employment with the Employer Group all Confidential Information and other Employer property; provided, that, under no circumstances shall Employee be required to surrender or turn over his Outlook contacts, which shall remain his sole property.

7.2 Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit Employee from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of Employer to make any such reports or disclosures and Employee is not required to notify Employer that Employee has made such reports or disclosures.

8. Intellectual Property.

8.1 If Employee creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during Employee’s employment by the Employer Group and within the scope of such employment and/or with the use of any of the Employer Group’s resources (“Employer Works”), Employee hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to Employer to the extent ownership of any such rights does not vest originally in Employer.

8.2 Employee shall take all requested actions and execute all necessary documents (including any licenses or assignments) at Employer’s expense (but without further remuneration) to assist Employer in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Employer’s rights in Employer Works. If Employer is unable for any other reason to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

8.3 Employee shall not knowingly improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with any member of the Employer Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Employee shall comply with all relevant policies and guidelines of Employer, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Employee acknowledges that Employer may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version.

8.4 Notwithstanding anything to the contrary contained anywhere in this Agreement, pursuant to the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also understands that if he files a lawsuit for retaliation by the Employer Group for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Employee (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

9. Enforcement; Other Restrictive Covenants.

9.1 Employee agrees that Employer would suffer irreparable damage, that Employer would not have any adequate remedy at law in the event of a breach or threatened breach of any of the covenants set forth in Sections 7 or 8 of this Agreement, that the damages resulting from any such breach or threatened breach would be material but not readily susceptible to being measured in monetary terms, and that any remedy at law (including the payment of damages) would be inadequate as a result of such breach or threatened breach. Accordingly, it is agreed that Employer shall be entitled to an immediate injunction or injunctions to prevent breaches or threatened breaches of Sections 7 or 8 of this Agreement and to specific performance of such Sections 7 or 8 of this Agreement, in each case without proof of actual damages, and Employee waives any requirement for the securing or posting of any bond in connection with any such remedy.

9.2 Employee further agrees that the remedies provided for in this Section 9 shall be in addition to, and not in limitation of, any other remedies that may be available to Employer whether at law or in equity, including monetary damages, and all of Employer’s rights shall be unrestricted, including, but not limited to, the right to terminate Employee at any time for any reason.

9.3 Employee acknowledges and agrees that as used in this Agreement, the “Employer Group” shall mean EGH, together with any of its direct or indirect Subsidiaries (including Employer, but excluding TKO).

9.4

(a) Employee acknowledges and agrees that the restrictive covenants set forth in Schedule E of that certain equity award agreement, dated as of April 19, 2021, by and among Employer, EGH, Employee, Iris I Holdco, Iris II Holdco, Iris IV Holdco and Employee (as it may be amended from time to time)(collectively, with Section 7 and 8 of this Agreement,, the “Applicable Restrictive Covenants”) remain in full force and effect pursuant to their terms.

(b) The parties hereto agree that any new restrictive covenants entered into by and among Employee and any member(s) of the Employer Group (including, without limitation, in connection with any equity plans or awards) after the date hereof shall be no more restrictive than those provided under the terms of the Applicable Restrictive Covenants.

10. Severability.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any of the provisions of this Agreement shall be determined to be invalid under the laws of any applicable jurisdiction, such invalidity shall not invalidate all of the provisions of this Agreement, but rather the Agreement shall be construed insofar as the laws of that jurisdiction are concerned, as not containing invalid or contravening provisions, and the rights and obligations of the parties shall otherwise be enforced to the fullest extent possible. If, however, any such invalid or contravening provisions relate to Sections 7 or 8, then such Sections shall be construed as providing for the maximum protections available to an employer which the laws of that jurisdiction permit.

11. Section 409A.

11.1 This Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any Treasury Regulations or other Department of Treasury guidance issued thereunder (“Section 409A”). The parties intend that any amounts payable hereunder will be compliant with or exempt from Section 409A.

11.2 If required by Section 409A, no payment or benefit that would otherwise be payable or commence upon the termination of employment shall be paid or shall commence unless and until Employee has had a “separation from service” within the meaning of Section 409A as determined in accordance with Section 1.409A-1(h) of the Treasury Regulations. For purposes of determining whether a separation from service has occurred, Employee shall be considered to have experienced a separation from service when the facts and circumstances indicate that Employee and Employer reasonably anticipate that either (i) no further services will be performed for Employer after a certain date, or (ii) that the level of bona fide services Employee will perform for Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Employee (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to Employer if Employee has been providing services to Employer for less than 36 months).

11.3 For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Section 1.409A-1(b)(9)(v)(A) or (C) of the Treasury Regulations (relating to certain reimbursements and in-kind benefits paid under a separation pay plan) shall be paid or provided to Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Employee’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Employee’s “separation from service” occurs. With respect to any expense reimbursement or the provision of any in-kind benefit that is subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to reimbursements of medical expenses referred to in Section 105(b) of the Code), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

11.4 Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s “separation from service”, Employee is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such “separation from service” to prevent any accelerated or additional tax under Section 409A, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise paid within the short-term deferral exception under Section 409A and do not qualify as involuntary separation pay (within the meaning of Section 409A). If any payments or benefits are postponed due to such requirements, such amounts will be paid in a lump sum (without interest) to Employee on the first payroll date that occurs after the date that is six months and one day following Employee’s “separation from service” and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. If Employee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.

11.5 Employer and Employee agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith, are necessary or desirable to avoid the possible imposition of taxes or penalties under Section 409A, while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to Employer. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on Employee or for Employee’s account in connection with any payment or benefit made in accordance with this Agreement (including any taxes, interest, and penalties under Section 409A), and Employer shall have no obligation to indemnify or otherwise hold Employee (or any beneficiary, successor or assign) harmless from any or all of such taxes, interest, or penalties.

12. Excess Parachute Payments.

12.1 Notwithstanding anything in this Agreement to the contrary, and subject to the application of Subsection 12.2 below, if any of the payments or benefits provided or to be provided by Employer or any member of the Employer Group to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) are determined to constitute “excess parachute payments” within the meaning of Section 280G of the Code and would, but for this Subsection 12.1 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax; provided, however, that Employer agrees to, and agrees to cause any other relevant member of the Employer Group to, use commercially reasonable best efforts to obtain shareholder approval of any payments or benefits in excess of the safe harbor level in accordance with Q&A #7 of Section 280G of the Code (the “Shareholder Approval Exception”), to the extent applicable and available, such that there will be no such loss of deductibility under Code Section 280G or imposition of tax under Section 4999 of the Code.

12.2 In the event that the Shareholder Approval Exception is not applicable and/or available, the cutback to the Covered Payments contemplated pursuant to Subsection 12.1 shall only be applied if such reduction will result in, after taking into account all applicable taxes, including any federal, state and local taxes and the Excise Tax, a greater net after-tax benefit to Employee than the net after-tax benefit to Employee of payment of all Covered Payments computed without regard to any such reduction.

12.3 All determinations required to be made under Subsection 12.1 and Subsection 12.2, including whether a payment would result in an “excess parachute payment” and the assumptions utilized in arriving at such determination, shall be made by a “Big Four” accounting firm selected by Employer.

13. Arbitration.

13.1 In consideration of Employee’s employment or engagement with Employer, his promise to arbitrate all employment or service related disputes and Employee’s receipt of the compensation and other benefits paid to Employee by Employer, at present and in the future, THE PARTIES AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES BETWEEN EMPLOYEE, ON THE ONE HAND, AND ANY MEMBER OF THE EMPLOYER GROUP AND ANY EMPLOYEE, OFFICER, DIRECTOR, STOCKHOLDER OR BENEFIT PLAN OF THE EMPLOYER GROUP IN THEIR CAPACITY AS SUCH OR OTHERWISE, ON THE OTHER HAND, ARISING OUT OF, RELATING TO, OR RESULTING FROM EMPLOYEE’S EMPLOYMENT WITH EMPLOYER OR THE TERMINATION OF EMPLOYEE’S EMPLOYMENT WITH EMPLOYER, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION. The parties agree to arbitrate such disputes, and hereby agree to waive any right to a trial by jury, including any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims. This agreement to arbitrate also applies to any disputes that any member(s) of the Employer Group or any employee, officer, director, stockholder or benefit plan thereof may have with Employee.

13.2 Any arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and JAMS appellate procedures (such rules and procedures, the “Procedure”) before a sole arbitrator who shall be a lawyer. Employee agrees that the arbitration will be conducted in New York, New York. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law and any decision or judgment of the arbitrator will be enforceable in any court of competent jurisdiction. Employer will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Employee shall pay the first $200 of any filing fees associated with any arbitration which Employee initiates. Employee agrees that the decision of the arbitrator shall be in writing and shall be binding upon the parties to the arbitration.

13.3 Except as provided by the Procedure and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee, on the one hand, and the members of the Employer Group and their respective employees, officers, directors, stockholders, and benefit plans, on the other hand. Accordingly, except as provided for by the Procedure and this Agreement, neither Employee nor any member of the Employer Group (or its employees, officers, directors, stockholders, or benefit plans) will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful term of this Agreement, and the arbitrator shall not order or require Employer to adopt a policy not otherwise required by law which Employer has not adopted.

13.4 Employee agrees that any party may petition any court of competent jurisdiction in New York, New York for provisional injunctive relief in aid of arbitration, including to the extent expressly provided in the Procedure.

13.5 Except to the extent otherwise provided herein, the parties agree that the arbitration shall be conducted on a strictly confidential basis and neither Employee nor any member of the Employer Group (or any of their respective employees, officers, directors, stockholders or benefit plans) will disclose the existence or nature of a claim, any documents, exhibits or information exchanged or presented in connection with such a claim or the decision or result of any such claim to any third party except for the parties’ legal counsel, who shall also be bound by the confidentiality provision of this Subsection 13.5.

13.6 Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Labor, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers’ Compensation Board. This Agreement does, however, preclude Employee from pursuing court action regarding any such claim (except as necessary to enforce an arbitrator’s award). Employee also understands and agrees that after exhaustion of administrative remedies under a statute that requires exhaustion of administrative proceedings before seeking relief, Employee must pursue any such claim through this binding arbitration procedure.

14. Governing Law; Consent to Jurisdiction; Jury Trial Waiver.

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAWS ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EXCEPT AS IS SPECIFICALLY PROVIDED IN SECTION 14, ANY ACTION TO ENFORCE THIS AGREEMENT OR AN ARBITRATION AWARD MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM

THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

15. Binding Effect.

The provisions of this Agreement shall be binding on the heirs, executors, administrators and other successors in interest of Employee. For the avoidance of doubt, in the event the Closing does not occur for any reason, this Agreement shall be void and of no further force or effect, Employee shall not be entitled to any payments or benefits hereunder, Buyer and its affiliates shall have no liability to Employee with respect to this Agreement or the subject matter hereof, and Employee shall have no obligations or liabilities hereunder.

16. Entire Agreement; Amendment.

This Agreement constitutes the entire understanding between the parties and their affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, preliminary agreements, executed agreements and understandings (including, without limitation, the Prior Agreement, which Prior Agreement shall be superseded in its entirety as of the Effective Date). This Agreement may not be amended except in writing executed by the parties hereto.

17. Waiver.

A party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any provision or provisions, or prevent such party from thereafter enforcing each and every other provision of this Agreement.

18. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to Employer, to:

c/o Endeavor Operating Company, LLC

Endeavor Group Holdings, Inc.

9601 Wilshire Boulevard, Third Floor

Beverly Hills, CA 90210

Attention: Chief Legal Officer

Fax: (310) 246-3065

With a copy (which shall not constitute notice) to each of:

Silver Lake

2775 Sand Hill Road

Suite 100

Menlo Park, CA 94025

Attention: Karen King

Email: karen.king@silverlake.com

Silver Lake

55 Hudson Yards

40th Floor

New York, NY 10001

Attention: Andy Schader

Email: andy.schader@silverlake.com

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Elizabeth Cooper; Gregory Grogan; Jeannine McSweeney

If to Employee, to:

Mark Shapiro

33 Green Acre Lane

Westport, CT 06880

Tel: (203) 249-9855

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Richard J. Rabin

Tel.: (212) 872-1086

Fax: (212) 872-1002

19. Taxes.

Employer shall be entitled to withhold from any payment due to Employee hereunder any amounts required to be withheld by applicable tax laws or regulations.

20. Advice of Counsel; Construction; Releases.

The parties acknowledge that they have had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party to this Agreement. For avoidance of doubt, and notwithstanding any other provision herein, in all instances under this Agreement in which Employee is required to sign a Mutual Release or WME Release of Claims as condition of receiving certain rights or benefits (including but not limited to in connection with Employee’s right to retain and not repay any portion of the Retention Bonus), Employee shall be deemed to have fully satisfied such obligation upon his timely execution and non-revocation of the Mutual Release or WME Release of Claims, regardless of whether Employer timely executes the Mutual Release or WME Release of Claims, and thus of whether such Mutual Release or WME Release of Claims becomes binding or enforceable.

21. Expenses; Indemnification.

21.1 EGH, EGH Holdco, EOC and OpCo Holdco (and for the avoidance of doubt, any successors thereto) hereby agree, subject to applicable law, to (or shall cause an affiliate thereof to) reimburse Employee for his expenses (including reasonable and documented out-of-pocket legal fees and costs) incurred in anticipation of and/or in connection with the Transactions (as defined in the Merger Agreement), including the drafting, negotiation and execution of this Agreement (and any exhibits, schedules or other attachments hereto) and the consummation of the transactions contemplated hereby and thereby. Any such reimbursements shall be paid the earlier of (i) the Closing (as defined in the Merger Agreement) and (ii) if the Merger Agreement is terminated, promptly following invoices being submitted for reimbursement; provided that any expenses submitted for advancement pursuant to Subsection 21.2 shall be paid promptly upon being submitted for payment as those expenses are incurred.

21.2 From and after the date hereof, to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits EGH, EGH Holdco, EOC or OpCo Holdco, as applicable, to provide broader indemnification rights than such law permitted EGH, EGH Holdco, EOC or OpCo Holdco, as applicable, to provide prior to such amendment), EGH, EGH Holdco, EOC and OpCo Holdco shall indemnify and hold harmless, and advance expenses to, Employee if he is made or is threatened to be made a party or is otherwise involved in any Transaction Litigation (as defined in the Merger Agreement) in any capacity from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, penalties, fines and amounts paid in settlement (including all interests, taxes, assessments and other charges in connection therewith) actually and reasonably incurred by Employee or on Employee’s behalf in connection therewith. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 21 shall not be deemed exclusive of any other rights to indemnification or advancement of expenses that Employee may now or in the future be entitled under any by-law, agreement, contract, vote of stockholders or disinterested directors or otherwise of EGH, EGH Holdco, EOC or OpCo Holdco. To the extent not prohibited by applicable law, EGH, EGH Holdco, EOC and OpCo Holdco shall pay the expenses (including attorneys’ fees) incurred by Employee or on Employee’s behalf in defending any Transaction Litigation in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Transaction Litigation shall be made only upon receipt of an undertaking by Employee to repay all amounts advanced if it should be ultimately determined in a final adjudication that Employee is not entitled to be indemnified under this Section 21 or otherwise. If a claim for indemnification or advancement of expenses under this Section 21 is not paid in full within thirty (30) days after a written claim therefor by Employee has been received by EGH, EGH Holdco, EOC or OpCo Holdco, Employee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action EGH, EGH Holdco, EOC and OpCo Holdco shall have the burden of proving that Employee is not entitled to the requested indemnification or advancement of expenses. In (i) any suit brought by EGH, EGH Holdco, EOC or OpCo Holdco to recover an advancement of expenses pursuant to the terms of an undertaking, EGH, EGH Holdco, EOC or OpCo Holdco shall be entitled to recover such expenses upon a final adjudication that, you have not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware and binding upon EGH, EGH Holdco, EOC and OpCo Holdco with respect to the requested indemnification or advancement of expenses.

22. Successors and Assigns.

This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement, and any rights and obligations of Employer hereunder, may be assigned or delegated, in whole or in part, by Employer to any person who is a successor to Employer or to a person who acquires one or more businesses from Employer or any of its affiliates; provided, that, Ariel Emanuel and/or Patrick Whitesell continue to be employed in a bona fide capacity with such successor or such acquirer. As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined or any successor thereto or any other person that assumes the obligations of Employer hereunder or agrees to perform as Employer hereunder, in each case whether by operation of law or otherwise.

23. Survival.

Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25 and 26 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement for any reason or the Term or of Employee’s employment with Employer.

24. Interpretation.

The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement.

25. Cooperation.

During the Term and at any time thereafter, Employee agrees to cooperate (a) with Employer in the defense of any legal matter involving any matter that arose during Employee’s employment with the Employer Group, (b) with Employer in connection with Employee’s obligations under Section 8 hereunder, and (c) with all governmental authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Employer Group. Employer will reimburse Employee for any reasonable travel and out-of-pocket expenses incurred by Employee in providing such cooperation, including, but not limited to, reimbursing Employee for all reasonable and documented attorneys’ fees and costs he incurs in connection therewith, and will provide Employee with a per diem payment of $8,219 for each day or partial day that he provides such cooperation. Furthermore, any such cooperation occurring after the termination of Employee’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Employee’s business or personal affairs.

26. Counterparts.

This Agreement may be executed in any number of counterparts, each of which when executed and delivered, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures or signatures via email as a portable document format (.pdf) shall be deemed originals.

*  *  *

IN WITNESS WHEREOF, Employer and Employee have executed and delivered this Agreement as of the date first above written.

ENDEAVOR GROUP HOLDINGS, INC.

/s/ Jason Lublin
By: Jason Lublin
Its: Chief Financial Officer

ENDEAVOR OPERATING COMPANY, LLC

/s/ Jason Lublin
By: Jason Lublin
Its: Chief Financial Officer

Solely for the purposes of Subsection 4.10 and Sections 9, 13, and 14:
WILLIAM MORRIS ENDEAVOR ENTERTAINMENT, LLC

/s/ Jason Lublin
By: Jason Lublin
Its: Chief Financial Officer

[Signature Page to Amended and Restated Term Employment Agreement]

WILDCAT EGH HOLDCO, L.P.

/s/ Egon Durban
By: Egon Durban
Its: Co-CEO

WILDCAT OPCO HOLDCO, L.P.

/s/ Egon Durban
By: Egon Durban
Its: Co-CEO

[Signature Page to Amended and Restated Term Employment Agreement]

EMPLOYEE:

/s/ Mark Shapiro
Mark Shapiro

[Signature Page to Amended and Restated Term Employment Agreement]

Exhibit A

Current Board, Advisory and Ownership Positions

[Omitted.]

Exhibit B

Mutual Release

[Omitted.]